UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

December 29, 2022
Date of report (Date of earliest event reported)

GENPREX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38244	90-0772347
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3300 Bee Cave Road, #650-227, Austin, TX		78746
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 537-7997

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GNPX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2022, Genprex, Inc. (“Genprex”) and the University of Pittsburgh - Of the Commonwealth System of Higher Education (“UP”) entered into an Exclusive License Agreement (the “UP License Agreement”), pursuant to which UP granted to Genprex a worldwide, exclusive license under a certain patent and related technology, referred to collectively as the licensed technology, and a worldwide, non-exclusive license to use certain related know-how, all related to gene therapy for Type 2 diabetes using the genes of the Pdx1 and MafA transcription factors.

The UP License Agreement authorizes Genprex to make, have made, use and sell the licensed technology and to practice the patent rights in the field of diabetes therapy. Genprex may enter into sublicensing arrangements for the rights, privileges and licenses granted under the UP License Agreement upon the prior written approval of UP. Genprex agreed to use its diligent and commercially reasonable efforts to bring the licensed technology to market, to continue active, diligent marketing efforts for the licensed technology throughout the term of the UP License Agreement, and to achieve certain milestones within specified time periods. Genprex agreed to submit annual progress reports to UP and, beginning in the year of the first commercial sale of the licensed technology, quarterly reports of manufacturing, sales and sublicense activities to UP including information as would allow the calculation of amounts owing to UP on account of such activities, as well as Genprex’s calculation of such amounts.

UP has reserved the royalty-free, nonexclusive right to practice the patent rights and know-how and to use the licensed technology for non-commercial education and research purposes, and Genprex agreed to sell licensed technology to UP and its affiliates upon request at the price and terms as are made available to Genprex’s most favored customer. The licenses granted to Genprex under the UP License Agreement are subject to the rights of the U.S. government, which may have acquired a nonexclusive, nontransferable, paid up license to practice or have practiced for or on behalf of the United States the inventions described in the patent rights throughout the world.

As consideration for the UP License Agreement, Genprex agreed to pay UP an initial license fee, annual maintenance fees, running single digit royalties, minimum annual royalties in a fixed cash amount, a low double digit percentage share of non-royalty sublicense income, and certain milestone payments up to an aggregate of approximately $4,000,000, as well as patent prosecution expenses incurred prior to and after the effective date of the UP License Agreement.

The UP License Agreement remains in effect until the later of 20 years after the first commercial sale of the licensed technology or the expiration of the last valid claim of the patents licensed under the UP License Agreement. UP may terminate the agreement in the event of Genprex’s uncured default, failure to achieve the specified milestones within the specified time period, or intentional practice of the licensed patent rights or know-how outside the field of diabetes therapy, or if Genprex ceases to carry out its business, becomes bankrupt or insolvent, applies for or consents to the appointment of a trustee, receiver or liquidator of its assets or seeks relief under any law for the relief of debtors. Genprex may terminate the UP License Agreement upon six months prior written notice to UP and payment of all amounts accrued or due to UP through the effective date of termination.

The foregoing description of the material terms of the UP License Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the UP License Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Other Events.

Press Releases

On January 4, 2023 and January 5, 2023, the “Company issued press releases.  The full text of the press releases are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1 and Exhibit 99.2, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by a specific reference in such filing.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1#	Exclusive License Agreement, dated December 29, 2022.

99.1	Press Release, dated January 4, 2023.

99.2	Press Release, dated January 5, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

# Certain portions of this exhibit were redacted pursuant to Item 601(b)(10) of Regulation S-K and Genprex, Inc. agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule and/or exhibit upon request. The portions of this exhibit that were omitted by means of marking such portions with asterisks because the identified portions are both (i) not material, and (ii) the type that registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENPREX, INC.

Date: January 5, 2023	By:	/s/ Ryan Confer
Ryan Confer
Chief Financial Officer (Principal Financial Officer)